Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 7, 2026 with respect to the financial statements of SmartKem, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

July 2, 2026